UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

September 4, 2007
Date of Report (Date of earliest event reported)
___________________________________________________________

Non-Invasive Monitoring Systems, Inc.
(Exact Name of Registrant as Specified in Charter)
___________________________________________________________

Florida	0-13176	59-2007840
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

5204 Paylor Lane
Sarasota, Florida 34204
(Address of principal executive offices) (Zip Code)

(941)-926-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 4, 2007, the Registrant (“NIMS”) executed a Product Development and Supply Agreement (the “Agreement”) with Sing Lin Technologies Co. Ltd., a company based in Taiwan (“Sing Lin”).

Pursuant to the Agreement, NIMS consigned to Sing Lin the development and design of the second generation of the Ever-Rest(II) ™ and the Sleepec (the “Products”) using certain technology.

NIMS must pay Sing Lin $150,000 within five business days of execution of the Agreement; $150,000 upon approval by NIMS of the product prototypes and $100,000 upon approval of the product sample. These amounts are to be applied toward tooling development and other tooling costs and represent the estimated tooling costs. Additional tooling costs will be paid by NIMS, if approved in advance by NIMS. Tooling funded by NIMS will be property of NIMS.

Under the Agreement, NIMS grants Sing Lin for the term of the agreement, the exclusive distribution rights, for the Products in certain countries in the Far East, including, Taiwan, China, Japan, South Korea, Malaysia, Indonesia and certain other countries. Sing Lin has agreed not to sell the Products outside its geographic areas in the Far East.

NIMS has agreed to purchase, Products with an estimated cost of $2.2 million in the first calendar year after acceptance of the final Products, Products with an estimated cost of $3.5 million in the succeeding calendar year and Products with an estimated cost of $7.5 million in the following calendar year.

The Agreement commences as of September 3, 2007 and has a term that extends three years from the acceptance of the first batch of production units by NIMS. Thereafter, the Agreement automatically renews for successive one year terms unless either party sends the other a notice of non-renewal.

In the event of termination or expiration of the Agreement, Sing Lin has agreed to sell certain hardware and software to NIMS, so that NIMS can continue to sell the Products to its customers.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The contents of Item 1.01 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ Gary Wetstein
Name: Gary Wetstein
Title: Senior Vice President and Chief Financial Officer

Dated: September 11, 2007